Exhibit 99.1

Response Biomedical Corp. Announces Funded Program and Equity Investment by Leading Chinese Medical Device Company

VANCOUVER, B.C., October 15, 2014 – Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCBB: RPBIF) today announced that it has entered into a funded Technology Development Agreement with Hangzhou Joinstar Biomedical Technology Co. Ltd. (“Joinstar”) to support the co-development by Response and Joinstar of components and multiple assays that will run on a high throughput rapid immunoassay analyzer developed by Joinstar. Under the terms of the Technology Development Agreement and related agreements, Response will receive cash proceeds totaling approximately $8.82 million. The parties have also entered into a binding term sheet for a definitive Supply Agreement whereby Response will provide certain raw materials to Joinstar required for Joinstar to manufacture these multiple assays.

“We are extremely pleased to have entered into these agreements with Joinstar as they will allow Response to use its extensive research and development capabilities to create an additional revenue stream for Response that will complement our sales from our current distributors in China,” said Dr. Tony Holler, Acting Chief Executive Officer of Response.

“Joinstar has been monitoring the product quality performance of products currently on the market. We recognized the quality of the products manufactured by Response so we approached Response to work with us to co-develop the assays for use on our high throughput rapid immunoassay analyzer which will be sold into facilities that require a much higher throughput than current Point of Care analyzers can provide,” stated Mr. Xuyi Zhou, President of the Board of Directors of Joinstar.

Under the terms of the Technology Development Agreement, Joinstar will pay US$560,000 upon the signing of the agreement and will pay a further US$3.24 million in development milestones over the planned fifteen month development period. In addition, under the terms of the Supply Agreement, Response will receive a guaranteed US$2.13 million in revenue based payments over the first five years of commercialization of the co-developed assays. Joinstar related entities have also agreed to subscribe for 1,800,000 common shares of Response at a price of $1.21 per share for total gross proceeds of $2,178,000. Closing of the equity purchase is subject to approval by the TSX and certain Chinese government authorities.

About Hangzhou Joinstar Biomedical Technology Co. Ltd.

Joinstar’s main business is Research & Development, Manufacturing, Distribution Services and Bioinformatics targeting the medical In Vitro Diagnostics (IVD) market. Joinstar is located in Hangzhou, Zhejiang Province, China and has developed a high throughput rapid immunoassay analyzer and various assays.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid onsite diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single use disposable test cartridges and has the potential to be adapted to any other medical and nonmedical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism and infectious diseases. In the nonclinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid onsite detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that we will receive cash proceeds totaling approximately $8.82 million, that the parties intend to enter into a further supply agreement whereby we will provide certain raw materials to Joinstar, that the agreements will allow us to use our extensive research and development capabilities to create a new revenue stream for Response that will complement our sales from our current distributors in China, that the high throughput rapid immunoassay analyzer will be sold into facilities that require a much higher throughput than current Point of Care analyzers can provide and, our expectation that the TSX and certain Chinese government authorities will approve the equity investment by Joinstar. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements and the assumptions upon which such forward-looking statements are made are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information please contact.

Response Biomedical Corp.:

W.J. (Bill) Adams, 604 456 6010

Chief Financial Officer

ir@responsebio.com